Exhibit 99.(B)(h)(4)

ADVISER MANAGED TRUST

INVESTMENT ADVISORY FEE WAIVER AGREEMENT

This Investment Advisory Fee Waiver Agreement (the “Agreement”), dated as of November 30, 2025 by and between Adviser Managed Trust (the “Trust”), on behalf of those series of the Trust listed on Schedule A hereto (each, a “Fund” and, together, the “Funds”) and SEI Investments Management Corporation (the “Adviser”).

WHEREAS, the Trust is a Delaware Statutory trust, and is registered as an open-end management company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”), and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated December 10, 2010, with an Amended and Restated Schedule thereto dated October 1, 2014, September 25, 2020 and March 25, 2022 (the “Advisory Agreement”), pursuant to which the Adviser provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund(s) (“Investment Advisory Fee”); and

WHEREAS, the Adviser is willing to waive a portion of the Investment Advisory Fee for the Fund(s) such that the actual fees paid to the Adviser are below that set forth in the Advisory Agreement and the Fund(s) desire to allow the Adviser to waive such portion of the Investment Advisory Fee.

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties hereto agree as follows:

1.            Investment Advisory Fee Waiver.

Until such time as this Agreement is terminated in accordance with Section 2 of this Agreement, the Adviser agrees to waive a portion of the Investment Advisory Fee for the Fund(s) as necessary to keep the Investment Advisory Fee paid by the Fund(s), in any fiscal year, from exceeding the annual rate as specified in Schedule A hereto.

2.            Term, Amendment and Termination of Agreement.

This Agreement shall be effective as of the date first written above and shall continue in effect until November 30, 2026. The Agreement may be amended only with the consent of the Board of Trustees of the Trust. This Agreement may be terminated at any time by the Board of Trustees of the Trust, and may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate if the Advisory Agreement is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

3.            Miscellaneous.

3.1. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund. This agreement is binding only upon the assets and property of the applicable series of the Trust and is not binding upon any of the Trustees, officers of shareholders of the Trust individually. The parties to this Agreement acknowledge and agree that any litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the applicable Fund and that no Trustee, officer or holder of shares of beneficial interest of such Fund shall be personally liable for any of the foregoing liabilities.

3.2. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Investment Advisory Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act and the applicable rules and regulations promulgated thereunder.

3.3. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

3.4. Governing law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized.

Adviser Managed Trust, on behalf of the Fund(s)		SEI Investments Management Corporation

By:	/s/ Stephen G. MacRae	By:	/s/ James Smigiel
Name:	Stephen G. MacRae	Name:	James Smigiel
Title:	Vice President	Title:	Vice President

SCHEDULE A

INVESTMENT ADVISORY FEE WAIVER

Name of Fund	Investment Advisory Fee After Waiver
Enhanced Fixed Income Fund	0.10%

3